EXHIBIT 21.1

SUBSIDIARIES AND AFFILIATES OF THE REGISTRANT

Exhibit 21.1

COLUMBUS McKINNON CORPORATION

SUBSIDIARIES

CM Insurance Company, Inc. (US-NY)
Columbus McKinnon de Mexico, S.A. de C.V. (Mexico)
Columbus McKinnon de Uruguay, S.A. (Uruguay)
Columbus McKinnon do Brazil Ltda. (Brazil)
Columbus McKinnon de Panama S.A. (Panama)
Crane Equipment & Service, Inc. (US-OK)
Société d’Exploitation des Raccords Gautier (France)
Yale Industrial Products, Inc. (US-DE)
Egyptian-American Crane Co. (40% Joint Venture) (Egypt)
Columbus McKinnon Limited (Canada)
Yale Industrial Products Ltd. (England)
Yale Industrial Products GmbH (Germany)
Columbus McKinnon Asia Pacific Ltd. (Hong Kong)
Hangzhou LILA Lifting and Lashing Co. Ltd. (China)
Columbus McKinnon Hangzhou Industrial Co. Ltd. (China)
Columbus McKinnon Corporation Ltd. (England)
Columbus McKinnon France S.a.r.l. (France)
Columbus McKinnon Italia S.r.l. (Italy)
Columbus McKinnon Ibérica S.L.U. (Spain)
Yale Industrial Products Asia (Thailand) Co. Ltd.
Yale Industrial Products B.V. (The Netherlands)
Columbus McKinnon PTY, LTD (South Africa)
Yale Lifting & Mining Products (Pty.) Ltd. (25% Financial Interest) (South Africa)
Yale Engineering Products Pty. Ltd. (South Africa)
Yale Industrial Products GmbH (Austria)
Columbus McKinnon Hungary Kft. (Hungary)
Pfaff Beteiligungs GmbH (Germany)
Pfaff Silberblau Hebezeugfabrik GmbH (Germany)
Alltec Antriebstechnik GmbH (Germany)
Dreier Transportgerate Lager-u. Betriebseinr GmbH (Germany)
Pfaff Silberblau Winden & Hebezuege GesmbH (Austria)
Pfaff Silberblau Benelux B.V (Netherlands)
Pfaff Silberblau Polska SP.z.o.o (Poland)
Pfaff Silberblau LTD, UK (England)
Pfaff Silberblau Hungaria Csorlok es Emeloszkozok KFT (Hungary)
Pfaff Silberblau Hebezeuge und Antriebstechnik AG (Switzerland)
Verkehrstechnik Beteiligungs Gmbh (Germany)
Verkehrstechnik Gmbh & Co. KG (Germany)
Columbus McKinnon Russia LLC (Russia)